EXHIBIT 99.1

Contacts:

Jennifer Graham Vice President Marketing Communications 650-701-6295 jgraham@liberate.com	Tom Neumayr Senior Manager Marketing Communications 650-701-4065 tneumayr@liberate.com	Kevin McCarty Senior Director Investor Relations 650-701-5300 kmccarty@liberate.com

LIBERATE UPDATES FORM 10-K/A AND FORM 10-Q FILING STATUS

San Carlos, Calif., December 27, 2002 — Liberate Technologies (Nasdaq: LBRTE) today announced that its Audit Committee is continuing its investigation into various transactions and that Liberate expects to file its Form 10-K/A for its 2002 fiscal year ended May 31, 2002 and its Form 10-Q for the first quarter of its 2003 fiscal year following the conclusion of that investigation.  While the Audit Committee is proceeding expeditiously, in view of the holiday season and the need to conduct a thorough investigation of the facts, it has not fixed a date for the conclusion of its investigation.

Pending the completion of the investigation, Liberate is not making any announcements relating to other topics.  Liberate has withdrawn all forward guidance regarding financial matters (including projections regarding revenues, earnings, and profitability) and is withdrawing prior guidance as to planned management changes, including the September 26, 2002 announcement that Mitchell Kertzman, currently Liberate’s Chairman and CEO, would transition to the role of Executive Chairman by the end of this calendar year.  Liberate today announced that Mr. Kertzman would remain Chairman and CEO of Liberate in order to oversee the filings of Liberate’s Form 10-K/A and Form 10-Q.

Liberate also announced that as a result of its investigation, it today terminated the employment of Donald Fitzpatrick, its Chief Operating Officer, who oversaw the company’s sales and professional services operations.  The company had previously announced that it had placed Mr. Fitzpatrick on leave.

Note Regarding Forward-Looking Statements:  This press release contains forward-looking statements about Liberate’s revenue recognition and financial results, the nature and timing of pending reviews, the projected timing of Liberate’s restated Form 10-K/A and delayed Form 10-Q, and projections regarding Liberate’s management.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.  Liberate may determine that it should make further accounting adjustments for the transactions it is currently evaluating or other transactions.  Such accounting adjustments may materially increase the amount of the adjustments that Liberate currently believes it will record, and may require a restatement of additional periods.  Liberate and its auditors may not complete their evaluation in time to file a restated Form 10-K/A and first-quarter Form 10-Q in compliance with Nasdaq requirements for continued listing.  Liberate may also take additional employment actions that could affect its future business prospects and results of operations.

About Liberate Technologies
Liberate Technologies (Nasdaq: LBRTE) is a leading provider of digital infrastructure software and services for cable, satellite, and telecommunications networks.  Liberate’s open-platform software for Digital Services Automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks.  Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications.  Liberate can be found on the World Wide Web at http://www.liberate.com.

Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.